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                                                                  Exhibit 10.21

                              AMENDED AND RESTATED
                          TRANSITION SERVICES AGREEMENT

                  THIS AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (this "Agreement") is made and entered into as of November 4, 1999, between Tenneco Packaging Inc., a Delaware corporation ("Packaging"), and Tenneco Inc., a Delaware corporation to be renamed Tenneco Automotive Inc. ("Tenneco"), and amends and restates the Transition Services Agreement entered into as of the same date and by the same Parties.

                                    RECITALS

                  WHEREAS, pursuant to the terms of that certain Distribution Agreement dated November 3, 1999 by and between Tenneco and Packaging (the "Distribution Agreement"), the parties have entered into this Agreement regarding certain services to be provided by Packaging to Tenneco in connection with the Automotive Business and certain services to be provided by Tenneco to Packaging in connection with the Packaging Business.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                            1. DEFINITIONS AND TERMS

                  1.1 CERTAIN DEFINITIONS. The following terms, when capitalized herein, shall have the meanings set forth below. All other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

                  "Affiliate" shall have the meaning ascribed to such term in the Distribution Agreement, provided, however, that the Affiliates of each Party for purposes of this Agreement shall be determined after giving effect to the consummation of the Distribution.

                  "ITOC" shall mean the Information Technology Operations Center of TBS located in Lincolnshire, Illinois.

                  "Party" shall mean either Packaging or Tenneco; "Parties" shall mean Packaging and Tenneco.

                  "Services" shall mean, as applicable, the (a) Tenneco Services, (b) Outsource Services, (c) Phase-out Services, (d) ITOC Services or
(e) Other Services.




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                  "Set-up Costs" shall mean any costs incurred to separate data and establish a new database for a Party in order to provide a Service.

                  "TBS" shall mean Tenneco Business Services Inc.

                  1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement or the Schedules and, unless otherwise indicated, shall have such meaning throughout this Agreement and Schedules.

                  1.3 OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

                  (d) The term "including" shall be deemed to mean "including without limitation."


                            2. PROVISION OF SERVICES

                  2.1 PROVISION OF OUTSOURCE SERVICES.

                  (a) SERVICES. Subject to the provisions of Section 2.1(b) below, for the period commencing on the date hereof and ending March 31, 2001, Packaging shall provide or cause to be provided (through one or more of its Affiliates and/or outside service providers to the extent utilized by the Automotive Business as of the date hereof or engaged hereafter with the prior written consent of Tenneco in accordance with the terms of Section 2.1(b)) to Tenneco and its Affiliates the Payroll Processing and Related Services and Accounts Payable and Related Services described on SCHEDULE A-1 hereto (collectively, the "Outsource Services").

                  (b) POSSIBLE SALE OF OUTSOURCE SERVICES BUSINESS.

                  (i) The parties acknowledge that Packaging and its Affiliates are presently engaged in negotiations with respect to the possible sale to a third party of certain of the assets of Packaging and its Affiliates related to the provision of the Outsource Services (the "Outsourcing Sale"). Packaging shall not cause or permit an Outsourcing Sale to be consummated without the prior written consent of Tenneco. Subject to the conditions described in Section 2.1(b)(ii), Tenneco agrees to consent to any Outsourcing Sale which is to a purchaser (1) that is engaged in the business of providing



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services of the nature of the Outsource Services, or that is identified specifically in paragraph 1 of the FAS Letter (as defined below), (2) that will be providing Outsource Services to Packaging and its Affiliates, and (3) that is not engaged in competition with the Automotive Business.

                  (ii) It shall be a condition to Tenneco's approval of an Outsourcing Sale that, on or prior to the date such Outsourcing Sale is consummated, the purchaser in the Outsourcing Sale enters into a separate agreement with Tenneco for the provision of Outsource Services on terms which will afford Tenneco and its Affiliates the pricing, volume and term of services and other terms and conditions no less favorable to Tenneco and its Affiliates than that required to be provided hereunder (assuming this Agreement continued for the term of such separate agreement with such purchaser). If requested by the purchaser in an Outsourcing Sale, Tenneco agrees that the term of the services to be provided by such party, whether pursuant to a separate agreement or an assumption of Packaging's obligations hereunder, may be extended for a period which ends no later than November 4, 2004.

                  (iii) If Packaging consummates an Outsourcing Sale in accordance with the provisions of this Section 2.1(b), Tenneco will agree to reimburse the purchaser in such Outsourcing Sale for postage, communications, and other reasonable and customary "pass through" charges incurred by that purchaser in connection with its provision of the Outsource Services to Tenneco and its Affiliates.

                  2.2 PROVISION OF PHASE-OUT SERVICES. Packaging shall provide or cause to be provided (through one or more of its Affiliates and/or outside service providers to the extent utilized by the Automotive Business as of the date hereof or engaged hereafter with the prior written consent of Tenneco) to Tenneco and its Affiliates the Financial Reporting, Accounting and Consolidations, Cash Management and Tax services described on SCHEDULE A-2 hereto (collectively, the "Phase-out Services"), in each case for the applicable periods for such services identified on SCHEDULE A-2.

                  2.3 PROVISION OF ITOC SERVICES. For the period commencing on the date hereof and ending December 31, 2001, Packaging shall provide or cause to be provided (through one or more of its Affiliates and/or outside service providers to the extent utilized by the Automotive Business as of the date hereof or engaged hereafter with the prior written consent of Tenneco) to Tenneco and its Affiliates the telecommunication and information services described on SCHEDULE A-3 hereto (collectively, the "ITOC Services").

                  2.4 PROVISION OF TENNECO SERVICES. Tenneco shall provide or cause to be provided (through one or more of its Affiliates and/or outside service providers to the extent utilized by the Packaging Business as of the date hereof or engaged hereafter with the prior written consent of Packaging) to Packaging and its Affiliates the Treasury and Cash Management Administration and Accounting Services described on SCHEDULE A-4 hereto (collectively, the "Tenneco Services"). Except as identified on SCHEDULE A-4, Tenneco will provide Tenneco Services to Packaging for an initial term of six months


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following the date hereof (the "Tenneco Services Term"). Packaging may elect to extend the Tenneco Services Term on a monthly basis for up to six additional months (the "Tenneco Extension Term") by giving Tenneco written notice thirty
(30) days prior to the end of the Tenneco Services Term or each additional month extension.

                  2.5 OTHER SERVICES. Specified human resources services will be provided by Packaging to Tenneco and its Affiliates pursuant to the Human Resources Agreement entered as of the date hereof between the Parties (the "HR Agreement"). Until December 31, 2001, at the request of one Party, the other Party will perform reasonable special administrative services for that Party, if the other Party has the personnel and equipment reasonably necessary to provide such additional services, for terms and at fees to be mutually agreed upon (the "Other Services").

                          3. CONSIDERATION FOR SERVICES

                  3.1 CONSIDERATION FOR OUTSOURCE SERVICES. In consideration of the Outsource Services provided hereunder, Tenneco shall pay Packaging the services fees established in paragraph 2 of the fees, assets and staffing letter agreement entered into by the Parties and effective as of November 4, 1999 (the "FAS Letter").

                  3.2 CONSIDERATION FOR PHASE-OUT SERVICES. In consideration of the Phase-out Services provided hereunder, Tenneco shall pay Packaging (1) the services fees established in paragraph 3(a) of the FAS Letter for the period during which the related services are provided and (2) a monthly general administration fee (which includes the charge for LAN/WAN Support) established in paragraph 3(b) of the FAS Letter through March 31, 2001.

                  3.3 CONSIDERATION FOR ITOC SERVICES. In consideration of the ITOC Services provided hereunder, Tenneco shall pay Packaging a fee equal to (1) an amount equal to the actual direct costs to Packaging to provide such ITOC Services on a fully loaded basis without allocation of corporate overhead (the "ITOC Direct Fee"), plus (2) an amount (the "ITOC Overhead Fee") equal to 50% of the unreimbursed costs for general and administrative expenses directly related to operating the ITOC in respect of the provision of such ITOC Services (the "ITOC Overhead Expenses"), which costs shall specifically exclude (a) amounts related to the severance of or retention payments for any employee and (b) allocations of general and administrative expenses that were not directly related to the operation of the ITOC, provided that any reduction of the costs in clause (1) or (2) above from the cost to provide such Services as of the date hereof (other than reductions due to a reduction in volume, pursuant to Section
3.6 or pursuant to the transactions contemplated by Section 5) shall be governed by Section 3.5(d).

                  3.4 CONSIDERATION FOR TENNECO SERVICES. In consideration of the Tenneco Services, Packaging shall pay Tenneco the services fees established in paragraph 4 of the FAS Letter.

                  3.5      OTHER CONSIDERATION.



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                  (a) SET-UP COSTS. Each Party will reimburse the other Party for one-half of the initial Set-up Costs actually and reasonably incurred by the other Party or its Affiliates (directly or through the engagement of outside service providers engaged hereafter with the prior written consent of the Party obligated to reimburse the other) relating to the provision by the other Party or its Affiliates of Services to the first Party or its Affiliates on the terms and conditions and at the standards of performance set forth herein, including the Set-up Costs in connection with an Outsourcing Sale. The Parties specifically agree that Set-up Costs shall exclude the costs of any licenses or third-party consents or any costs with respect to a Party providing for itself Services which are provided to such Party by the other Party hereunder, which costs are separately addressed herein.

                  (b) INCREASED VOLUME. If the volume of transactions for a specific Service provided to a Party and its Affiliates exceeds the level which historically has been utilized by that Party's Group during the 12 months prior to the date hereof and, as a result, requires human or equipment resources in excess of the level of resources allocated to such Service by the Party required to provide such Service as of the date hereof, the additional cost associated with the increased volume will be passed through directly to the Party whose Group is receiving the Service.

                  (c) INTEGRATION OF ACQUIRED BUSINESSES. Each Party will reimburse the other Party on a cost (time and materials) basis plus 10% to integrate acquired businesses of the first Party and its Affiliates into the Services provided or caused to be provided by the other Party hereunder.

                  (d) COST SAVINGS REBATE. Notwithstanding Section 3.3, if Packaging or one of its Affiliates (or a purchaser in an Outsourcing Sale) is able to reduce or cause the reduction of the direct costs incurred by it in providing any Services provided to Tenneco or its Affiliates hereunder from the direct costs to provide such Services as of the date hereof, including any savings arising from an outsourcing arrangement, Packaging will pay Tenneco a cost savings rebate equal to 50% of such savings, provided that Tenneco shall receive the full benefit of all cost reductions which are attributable to its volume reductions. Notwithstanding Section 3.3, if Packaging or one of its Affiliates (or a purchaser in an Outsourcing Sale) is able to reduce the shared costs incurred by it with respect to the Services provided to Tenneco or its Affiliates hereunder from the costs to provide such Services as of the date hereof, including any savings arising from an outsourcing arrangement, Packaging will pay Tenneco a cost savings rebate equal to 25% of such savings. The amounts payable by Packaging under this Section 3.5(d) are referred to herein as the "Cost Savings Rebates." Packaging shall pay the Cost Savings Rebates to Tenneco at the end of each six-month period of this Agreement, as a credit against fees hereunder as contemplated by Section 10.2, provided that if the Cost Savings Rebate exceeds the amount due hereunder, Packaging shall pay the balance in cash to Tenneco. The Cost Ravings Rebate shall terminate in the event Tenneco is acquired (whether by stock purchase, asset purchase, merger, or otherwise) by a third party.



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                  3.6 THIRD-PARTY CHARGES. Packaging agrees to use its
reasonable best efforts to cause all third-party (i.e. other than from Packaging or its Affiliates) charges related directly to the ITOC Services provided to Tenneco and its Affiliates hereunder (the "Third-Party Direct Charges") to be billed directly to Tenneco by such third-party, and such Third-Party Direct Charges shall not be included in any ITOC Direct Fee.

                  3.7 NO DOUBLE CONSIDERATION. In no event shall any Party be entitled to compensation or consideration under any provision of this Agreement in respect of a matter for which such Party (or one of its Affiliates) has been compensated pursuant to another provision hereof, the terms of the Distribution Agreement or the terms of any Ancillary Agreement.

                             4. TERM AND TERMINATION

                  4.1 COMMENCEMENT OF TERM. The term of this Agreement shall commence on the date hereof.

                  4.2 TERM OF OUTSOURCE SERVICES. Packaging shall provide or cause to be provided the Outsource Services for the term set forth in Section 2.1(a), and otherwise in accordance with the provisions of this Agreement.

                  4.3 TERM OF PHASE-OUT SERVICES. Except as otherwise set forth in this Section 4.3, Packaging shall provide or cause to be provided the Phase-out Services for the term set forth in Section 2.2, and otherwise in accordance with the provisions of this Agreement. Except for the Tax services described on SCHEDULE A-2, Tenneco may discontinue all or any portion of the Phase-out Services prior to the expiration of the term therefor at any time on thirty (30) days prior written notice to Packaging. In the event Tenneco so elects to discontinue all or any portion of the Phase-out Services, Tenneco shall cease paying the service fees established pursuant to clause (1) of
Section 3.2 with respect to the discontinued Phase-out Services. In any event, Tenneco shall continue to pay the general administration fee established pursuant to clause (2) of Section 3.2 through March 31, 2001.

                  4.4 TERM OF ITOC SERVICES. Except as otherwise set forth in this Section 4.4 or as contemplated by Section 5 hereof, Packaging shall provide or cause to be provided the ITOC Services for the term set forth in Section 2.3, and otherwise in accordance with the provisions of this Agreement. Tenneco may discontinue all or any portion of the ITOC Services prior to the expiration of the term therefor at any time on sixty (60) days prior written notice to Packaging. In the event Tenneco so elects to discontinue all or any portion of the ITOC Services, Tenneco shall (1) no longer be required to pay the portion of the ITOC Direct Fee with respect to the ITOC Services which have been discontinued (other than third party costs related to the provision of such portion of the ITOC Services, to the extent such costs will continue to be incurred by Packaging even though such services have been discontinued), and (2) continue to pay the ITOC Overhead Fee through December 31, 2001.




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                  4.5 TERM OF TENNECO SERVICES. Tenneco shall provide or cause to be provided the Tenneco Services for the term (including any extension of such term) set forth in Section 2.4, and otherwise in accordance with the provisions of this Agreement.

                  4.6 SURVIVAL.  Sections 5, 6, 7, 8, 9, 10, 11.2, 11.3, 11.4,
13 and 14 shall survive termination of this Agreement or the provision of any Services hereunder.

                         5. TRANSITION OF ITOC SERVICES

                  5.1 GENERAL. Tenneco and Packaging agree to cooperate and work together in good faith so that, on or before the end of the term contemplated by
Section 2.3, Packaging will have completely conveyed and transferred to Tenneco and/or its Affiliates licenses, leases, equipment and other assets and operations, free and clear of any liens and encumbrances, that will enable Tenneco to provide for itself and its Affiliates the ITOC Services at the same level of quality and quantity as has been utilized by the Automotive Business during the 12 months prior to the date hereof, subject to increase to reflect increased volume for which Packaging is compensated pursuant to Section 3.5, all at Tenneco's cost (subject to Section 5.6 hereof). Neither Tenneco nor any of its Affiliates will be required to pay any additional consideration to Packaging or its Affiliates in respect of such conveyance and transfer.

                  5.2 TRANSFERS OF OWNED AND LEASED EQUIPMENT. Without limiting the generality of Section 5.1, as soon as practical after the date hereof Packaging agrees to:

                  (a) Use commercially reasonable efforts to cause any lease of equipment which is dedicated to providing ITOC Services to the Automotive Business to be assigned to and assumed by Tenneco.

                  (b) Cause any owned equipment which is dedicated to providing ITOC Services to the Automotive Business to be assigned to Tenneco.

The costs of any assignments shall be borne by Tenneco.

                  5.3 MAINFRAME. Without limiting the generality of Section 5.1, with respect to the mainframe computer system located at the ITOC , Packaging and Tenneco agree to negotiate in good faith a mutually satisfactory arrangement whereby Tenneco shall be granted access to and the right to use the mainframe.

                  5.4 TRANSFERS OF EMPLOYEES. Without limiting the generality of
Section 5.1, Packaging agrees to cooperate and work with Tenneco to encourage and cause any employee of Packaging or its Affiliates whose primary responsibility is to provide an ITOC Service to the Automotive Business to accept employment with Tenneco or one of its Affiliates when such ITOC Service is transitioned to Tenneco pursuant hereto.




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                  5.5 FACILITY LEASE. Without limiting the generality of Section
5.1, upon completion of the transition of the ITOC Services to Tenneco at the end of the term contemplated by Section 5.1 hereof, Tenneco shall sublease 50% of the ITOC until April 30, 2013, such sublease to include raised floor, control, lab and office space substantially equivalent to that retained by Packaging or its Affiliates, provided that Packaging shall not be required to incur any expenses in connection therewith. The rent under such sublease shall include 50% of all costs to occupy, maintain and operate the ITOC facility.

                  5.6 COSTS AND EXPENSES. Each party will pay its own internal costs incurred by it or its Affiliates in connection with the transition of the ITOC Services to Tenneco as contemplated by this Section. Notwithstanding anything to the contrary contained herein, to the extent Tenneco or its Affiliates assume any expenses from Packaging or its Affiliates in connection with the transition of ITOC Services pursuant to this Section 5, (1) such assumed expenses shall not be included in the ITOC Direct Fee or ITOC Overhead Expenses for purposes of Section 3.3 and (2) the ITOC Overhead Fee shall be reduced by 50% of the amount of such assumed expenses (not duties and responsibilities) that were ITOC Overhead Expenses.

                        6. TRANSFER OF ASSETS TO TENNECO

                  6.1 TRANSFER OF ASSETS TO TENNECO. Effective as of the date hereof, Packaging shall, and shall cause its applicable Affiliates to, sell, assign, transfer and convey to Tenneco (or one of Tenneco's Affiliates as directed by Tenneco) all of the right, title and interest of Packaging and its Affiliates in and to the assets identified in paragraph 5 of the FAS Letter, free and clear of any and all liens and encumbrances.

                              7. CERTAIN EMPLOYEES

                  7.1 OFFER OF EMPLOYMENT. Effective as of the date hereof, Tenneco shall offer employment to the individuals identified in paragraph 6 of the FAS Letter (the "Employees") at Tenneco's facility in Lake Forest, Illinois on terms and conditions that otherwise are equivalent to the terms and conditions of their employment by TBS as described in materials provided to Tenneco by TBS prior to the date hereof. Those Employees who accept such offer of employment are referred to herein as the "Transferred Employees" and those Employees who do not accept such offer of employment are referred to herein as the "Non-Transferred Employees."

                  7.2 RESPONSIBILITY FOR TRANSFERRED EMPLOYEES. From and after the date hereof, the Transferred Employees shall be considered employees of the Automotive Group for purposes of the Human Resources Agreement, dated as of the date hereof, by and between the Parties (the "Human Resources Agreement").

                  7.3 RESPONSIBILITY FOR NON-TRANSFERRED EMPLOYEES. Packaging shall use reasonable efforts to cause TBS to continue the employment of the Non-Transferred Employees with TBS on terms and conditions equivalent to the terms and conditions of their employment by TBS immediately prior to the date hereof, until such



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time as Tenneco directs Packaging to terminate such employment. At such time,
Packaging agrees to cause the Non-Transferred Employees to be terminated by TBS (or transferred to a function that is not the responsibility of Tenneco) at such time as may be specified in Tenneco's direction. Notwithstanding anything to the contrary contained in the Human Resources Agreement, Tenneco shall reimburse Packaging for all compensation, retention payments and severance payments paid by TBS to such Non-Transferred Employees, so long as such compensation and payments are made pursuant to terms and conditions of employment applicable to the Non-Transferred Employees as provided to Tenneco by TBS pursuant to Section 7.1.


                  7.4 SEVERANCE AND RETENTIONS. Notwithstanding anything herein or in the Human Resources Agreement to the contrary, (1) severance and retention payments reasonably incurred by either Party in respect of employees then providing Services to each Party's Group hereunder shall be borne and paid 50% by Tenneco and 50% by Packaging and (2) severance and retention payments reasonably incurred by either Party in respect of employees then providing Services exclusively to the other Party's Group hereunder shall be borne and paid 100% by the Party whose group has received such Services.

                      8. THIRD PARTY CONSENTS AND LICENSES

                  8.1 SEPARATION. With respect to any hardware or software licenses that are utilized as of the date hereof by both the Automotive Business and the Packaging Business related to the Services to be provided hereunder, the Parties agree to cooperate and use their reasonable best efforts to cause, on or before the expiration of the relevant terms hereunder, such licenses to be separated and allocated between the Parties so that Tenneco receives a number of such licenses that is consistent with the historical usage of the licensed hardware or software by Tenneco and its Affiliates.

                  8.2 FEES. The Parties will cooperate and use their reasonable best efforts to obtain the consents or licenses of any relevant third party required to (1) provide or have provided any of the Services contemplated by this Agreement, (2) effect the transition of the ITOC Services to Tenneco as contemplated by Section 5 hereof or (3) effect the separation of the licenses as contemplated by Section 8.1 hereof. If any consent or license to provide or have provided any of the Services contemplated by this Agreement cannot be obtained, the Party required to provide the related services will arrange for alternative methods of delivering the necessary Services in the manner provided in this Agreement. Costs relating to obtaining such consents or licenses or for providing any alternative method of delivering the necessary service shall be shared 50% by Packaging and 50% by Tenneco. Subject to Section 5.6, Tenneco will pay the costs, if any, to effect the transition of the ITOC Services to Tenneco as contemplated by Section 5 hereof.

                            9. SAP/HR PAYROLL PROJECT



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                  9.1   PROJECT CONSTRUCTION IN PROGRESS. With respect to the
SAP/HR payroll project which Tenneco and Packaging are jointly pursuing as of the date hereof (the "Project"), effective as of the date hereof Packaging shall allocate to Tenneco 50% of the construction in progress balance (cash payments to date) for the Project which appears on the books and records of Packaging.

                  9.2 RESPONSIBILITY FOR AND COMPLETION OF PROJECT. Packaging and Tenneco shall each use its commercially reasonable efforts to cause the Project to be completed according to the plan for the Project in effect as of the date hereof. Ownership over the Project and any construction in progress with respect to the Project shall be shared 50% by Tenneco and 50% by Packaging. Packaging shall retain project management responsibility.

                  9.3 COSTS TO COMPLETE.. All costs to complete the Project shall be incurred directly Packaging. Tenneco shall reimburse Packaging for 50% of the costs reasonably incurred by Packaging in connection with the completion of the Project.

                         10. BILLING, PAYMENT AND AUDIT

                  10.1 OUTSOURCE, PHASE-OUT AND TENNECO SERVICES; PROJECT. The consideration set forth in Section 3 for the Outsource and Phase-out Services shall be billed on a calendar monthly basis by the Party providing the service, in advance on the first day of each month. In addition, Packaging shall bill Tenneco monthly for 50% of the costs reasonably incurred to complete the Project described in Section 9 hereof. Each Party shall remit the amount due for the applicable Services to the other Party within fifteen (15) days after receipt of any such bill.

                  10.2  ITOC SERVICES.

                  (a) ESTIMATED MONTHLY PAYMENTS. For the term of the ITOC Services, Tenneco shall pay to Packaging a monthly fee in the amount established in paragraph 7 of the FAS Letter, less the amount of any Third Party Direct Charges for the immediately preceding month (the "Estimated Monthly Payment").

                  (b) WORKSHEET. Within 60 days following the end of each six-month period during which Packaging is obligated to provide or cause to be provided Services to Tenneco and its Affiliates pursuant hereto and within 60 days following the termination of Packaging's obligations to provide Services hereunder, Packaging shall prepare, or cause to be prepared, and deliver to Tenneco a written worksheet setting forth Packaging's determination (a "Worksheet") of the amount of any ITOC Overhead Expenses, any ITOC Direct Fees and ITOC Overhead Fees payable by Tenneco, and any Cost Savings Rebates payable to Tenneco, pursuant to this Agreement, in respect of such period.

                  (c) REVIEW OF WORKSHEET. Tenneco shall complete its review of each Worksheet within 30 days after the date on which the Worksheet is delivered to Tenneco.


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In the event that Tenneco determines that any item reflected on the Worksheet has not been determined on the basis set forth in this Agreement, Tenneco shall so notify Packaging in writing (the "Objection"), on or before the last day of such 30-day period, setting forth a specific description of the basis or bases of the Objection and the adjustments to the Worksheet which Tenneco believes should be made. Packaging shall have 30 days after the delivery of the Objection to review and respond to the Objection and the Parties shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Tenneco and Packaging are unable to resolve all of their differences within 45 days after delivery of the Objection, they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which Tenneco and Packaging shall mutually agree (the "CPA Firm").

                  (d) DISPUTES REGARDING WORKSHEET. The CPA Firm shall determine, acting as experts and not arbitrators, on the basis of the standards set forth in this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the items reflected on the Worksheet require adjustment. The CPA Firm's determination shall be conclusive and binding upon Tenneco and Packaging and shall be set forth in a written determination of the CPA Firm. The fees and disbursements of the CPA Firm shall be shared equally by Tenneco and Packaging. Tenneco and Packaging shall each make readily available to the CPA Firm all relevant books and records and any work papers (including those of their respective accountants) relating to the Worksheet, and all other items reasonably requested by the CPA Firm. As used herein, the term "Final Worksheet" shall mean (i) any Worksheet as delivered by Packaging in the event no Objection is delivered to Packaging during the 30-day period specified above, or Tenneco and Packaging so agree, (ii) the Worksheet, adjusted in accordance with the Objection in the event that Packaging does not respond to such Objection within the 30-day period following receipt by Packaging of such Objection, (iii) the Worksheet, as adjusted by the mutual agreement of the Tenneco and Packaging or (iv) the Worksheet, as determined by the CPA Firm pursuant hereto if the Tenneco and Packaging are unable to reach a mutual agreement and refer their remaining differences to the CPA Firm.

                  (e) ACCESS. Packaging shall provide Tenneco and its accountants full access to the books and records, any other information, including work papers of its accountants, and to any employees to the extent necessary for Tenneco or its accountants to review any Worksheet. Tenneco and its accountants shall have full access to all information used by Packaging in preparing any Worksheet, including the work papers of its accountants.

                  (f) ADJUSTMENT PAYMENT BASED ON FINAL WORKSHEET. If the ITOC Direct Fees plus ITOC Overhead Fees (less any Cost Savings Rebates) for any period as reflected on the Final Worksheet for that period exceed the Estimated Monthly Payments made by Tenneco to Packaging in respect of that period, Tenneco shall pay such excess, together with accrued interest thereon from the date when such excess was originally due to the date of payment calculated at the rate of 8.5% per annum, to Packaging. If the Estimated Monthly Payments made by Tenneco to Packaging in respect of any six-month period exceed the ITOC Direct Fees plus ITOC Overhead Fees (less any Cost Savings Rebates) for any that period as reflected on the Final Worksheet for that period , Packaging shall refund such excess, together with accrued interest thereon from the date such excess was originally paid to Packaging to the date of refund calculated at the rate of 8.5% per annum, to Tenneco. Any payment to be made pursuant to this Section 10.2(e) shall be payable 10 business days after determination of the applicable Final Worksheet. Any such payment shall be paid by wire transfer of immediately available funds to an account designated by Tenneco or Packaging, as applicable.

                  (g) FEES AND COSTS. To the extent a Party is obligated to reimburse the other Party in respect of any fees, costs or expenses not subject to Section 10.1 or 10.2, above, such reimbursement shall be made promptly upon receipt by the reimbursing Party of a written request for reimbursement from the other Party.

                         11. WARRANTIES AND LIABILITIES

                  11.1 LEVEL OF PERFORMANCE. EACH PARTY WARRANTS THAT THE SERVICES PROVIDED HEREUNDER BY IT (OR THROUGH ITS AFFILIATES OR OUTSIDE SERVICE PROVIDERS) UNDER SCHEDULES A-1 TO A-4 WILL BE PERFORMED IN A MANNER AND AT A LEVEL OF VOLUME AND QUALITY AT LEAST EQUIVALENT TO THE MANNER, VOLUME AND QUALITY STANDARDS AT WHICH SUCH SERVICES HAVE HERETOFORE BEEN PROVIDED BY THAT PARTY OR ITS AFFILIATES TO THE OTHER PARTY AND ITS AFFILIATES DURING THE TWELVE
(12) MONTH PERIOD PRIOR TO THE DISTRIBUTION DATE AND AT A DEGREE OF CARE AND SKILL NO LESS THAN IT PROVIDES WITH RESPECT TO SIMILAR SERVICES IT PROVIDES OR HAS PROVIDED FOR ITS OWN PURPOSES.

                  11.2 DISCLAIMER OF YEAR 2000 COMPLIANCE WARRANTY. EACH PARTY AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY WARRANTIES THAT THE SERVICES PROVIDED UNDER THIS TRANSITION SERVICES AGREEMENT ARE YEAR 2000 COMPLIANT, THAT IS, THAT SOFTWARE, HARDWARE AND OTHER EQUIPMENT USED IN THE PROVISION OF THE SERVICES HEREUNDER WILL ACCURATELY PROCESS DATE DATA SUCH THAT: (a) NO VALUE FOR A DATE WILL CAUSE ANY INTERRUPTION IN PROCESSING, (b) DATE-BASED FUNCTIONALITY OPERATES CONSISTENTLY FOR DATES PRIOR TO, DURING AND AFTER THE YEAR 2000, AND (c) LEAP YEARS WILL BE ACCURATELY RECOGNIZED AND PROCESSED.

                  11.3 DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY AND ITS AFFILIATES DISCLAIM ALL OTHER WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

                  11.4 LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY IS NOT IN THE BUSINESS OF PROVIDING SERVICES OF THE TYPE CONTEMPLATED BY THIS AGREEMENT, AND THAT SUCH SERVICES ARE PROVIDED ON A TEMPORARY BASIS, SOLELY AS AN ACCOMMODATION. ACCORDINGLY, EACH PARTY ACKNOWLEDGES THAT A PARTY'S MAXIMUM LIABILITY TO, AND THE SOLE REMEDY OF, THE OTHER PARTY FOR BREACH OF THIS TRANSITION SERVICES AGREEMENT (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) SHALL BE FOR THE FIRST PARTY UPON RECEIPT OF WRITTEN NOTICE FROM THE OTHER PARTY OF SUCH BREACH, TO USE COMMERCIALLY REASONABLE EFFORTS TO CURE THE BREACH AT ITS EXPENSE, INCLUDING RETAINING A THIRD PARTY TO PROVIDE THE PARTICULAR SERVICE. HOWEVER, A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR ANY BREACH OF THIS TRANSITION SERVICES AGREEMENT IF EITHER (A) THE FIRST PARTY IS UNABLE TO PERFORM THE PARTICULAR SERVICE DUE TO THE OTHER PARTY'S FAILURE TO PROVIDE PROPER GUIDANCE, REQUISITE ASSISTANCE OR REQUISITE COOPERATION AS IDENTIFIED IN SCHEDULES A-1, A-2, A-3 or A-4 AND (B) TO THE EXTENT THE OTHER PARTY CONTRIBUTED TO SUCH BREACH.

                  11.5 NO CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, WHETHER RESULTING FROM NEGLIGENCE OF A PARTY OR OTHERWISE.

                                12. FORCE MAJEURE

                  No Party shall be responsible for, or be considered to be in breach hereunder because of, failure or delay in delivery of any Service hereunder, nor shall any Party be responsible for failure or delay in receiving such Service, if caused by an act of God or public enemy, war, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor stoppages beyond its reasonable control, accident, unusually severe weather or other cause similar or dissimilar to the foregoing beyond its control, except to the extent such failure or delay is due to such Party's failure to maintain disaster recovery provisions that are customary in nature and scope (based on historical practices) to minimize the impact of any such event.

                     13. PROPRIETARY INFORMATION AND RIGHTS

                  Each Party acknowledges that the other Party possesses and will continue to possess information that has been created, discovered or developed by the other Party and/or in which property rights have been assigned or otherwise conveyed to the other Party, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns. The disclosure and use of any such proprietary information shall be subject to and governed by the terms of the Distribution Agreement.

                                14. MISCELLANEOUS

                  14.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if (i) delivered in person (to the individual whose attention is specified below) or via facsimile (followed immediately with a copy in the manner specified in clause (ii) hereof), (ii) sent by prepaid first-class registered or certified mail, return receipt requested, or (iii) sent by recognized overnight courier service, as follows:

                        to Packaging:

                                 Tenneco Packaging Inc.
                                 1900 West Field Court
                                 Lake Forest, IL 60045
                                 Attention: Chief Executive Officer
                                 Facsimile:  (847) 482-4589

                        with a copy to:

                                 Tenneco Packaging Inc.
                                 1900 West Field Court
                                 Lake Forest, IL 60045
                                 Attention:  General Counsel
                                 Facsimile:  (847) 482-4589

                        to Tenneco:

                                 Tenneco Automotive Inc.
                                 500 North Field Drive
                                 Lake Forest, IL 60045
                                 Attention: Chief Executive Officer
                                 Facsimile: (847) 482-5040

                        with a copy to:

                                 Tenneco Automotive Inc.

                                 500 North Field Drive
                                 Lake Forest, IL 60045
                                 Attention: General Counsel
                                 Facsimile: (847) 482-5040

or to such other address as either Party hereto may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective: (i) the day of delivery when delivered by hand, facsimile or overnight courier; and (ii) three business days from the date deposited in the mail in the manner specified above.

                  14.2 MODIFICATION; WAIVER; SEVERABILITY. Subject to the provisions of Section 9.08 of the Distribution Agreement, this Agreement and the FAS Letter may not be amended or modified except in a writing executed by each of the parties hereto. The failure by any party to exercise or a delay in exercising any right provided for herein shall not be deemed a waiver of any right hereunder. Whenever possible, each provision of this Agreement and the FAS Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the FAS Letter is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the FAS letter.

                  14.3 ASSIGNMENT. The provisions of this Agreement and the FAS Letter shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns. This Agreement and the FAS Letter shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the parties to this Agreement. Otherwise this Agreement and the FAS Letter shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement and the FAS Letter without such consent shall be void.

                  14.4 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT AND THE FAS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. JURISDICTION AND SELECTION OF FORUM SHALL BE SUBJECT TO SECTION 9.17 OF THE DISTRIBUTION AGREEMENT.

                  14.5 COUNTERPARTS. This Agreement and the FAS Letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

                  14.6 TERMINATION. This Agreement and the FAS Letter may be terminated at any time prior to the Distribution by and in the sole discretion of Tenneco without the approval of Packaging. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement and the FAS Letter may not be terminated except by an agreement in writing signed by all of the parties hereto or as expressly contemplated herein with respect to the termination and discontinuation of Services provided hereunder.

                  14.7 PACKAGINGCORPORATION OF AMERICA. Notwithstanding anything set forth to the contrary, the Agreement does not cover and shall not be construed to provide any services to Packaging Corporation of America.

                  14.8 ENTIRE AGREEMENT. This Agreement, together with the schedules hereto, the FAS Letter and the portions of the HR Agreement regarding the provision of human resources services, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect thereto.

                  IN WITNESS WHEREOF, the parties have executed or caused this Transition Services Agreement to be executed as of the date first written above.

TENNECO PACKAGING INC.              TENNECO INC.


By:                                 By:
   -----------------------------       ---------------------------
Name:                               Name:
     ---------------------------         -------------------------
Title:                              Title:
      --------------------------          ------------------------

                                  SCHEDULE A-1


                               OUTSOURCE SERVICES

                  Packaging shall provide or have provided (as set forth in the Agreement) to Tenneco (and its Affiliates) the following Outsource Services:

1.       Payroll Processing and Related Services.

         a. Interfacing benefits elections to the Integral (or its replacement) payroll system to maintain appropriate payroll deductions, update benefits data, and support existing financial and third party interfaces;

         b. Time and attendance data processing, including ensuring that time data is received from all Tenneco locations assigned to a particular payroll run (note: time and attendance files received from Tenneco after the Packaging published deadline may be defaulted to the standard hours (40 hours weekly/80 hours bi-weekly) for the affected payroll run); provided, however, Packaging will use all reasonable efforts to accommodate Tenneco in special circumstances in which time and attendance files are not received prior to the Packaging published deadline before defaulting to the standard hours; in any event, Tenneco will advise Packaging in advance that deadlines will not be met. Tenneco will reimburse Packaging for any costs associated with processing late time and attendance files, except where Packaging is responsible, in whole or part, for the delay;

         c. Gross to net processing, i.e., entering and verifying payroll transactions (W4 changes, special pay, etc.); resolving out of balance batches and time data errors sent in from Tenneco locations; verifying and balancing the payroll run; transmitting the direct deposit (ACH); and printing, sealing, and boxing paychecks and advices;

         d.       Tax filings, withholdings, deductions and reporting;

         e. Assist Tenneco locations with processing mass transactions for merit increases, gainsharing, data changes, etc. (requests must be received per the Packaging published lead time in order to ensure on time processing);

         f. Payroll processing related to domestic and international relocation transactions and coordination of expatriate and domestic outside service providers and compliance tax reporting;

         g. Garnishments and wage attachments and third party remittances; Packaging will collect and retain any court ordered garnishment fees relating to Tenneco employees;

         h. Check preparation (including off-cycle and on demand checks) and direct deposit administration (only demand requests received by 1:00 p.m. CST may be processed and distributed the same day);

         i. Distribute payroll checks and advices based on a mutually agreed upon schedule to be published by Packaging;

         j. Process year-end adjustments (true-ups, etc.), as well as incentive bonuses, gainsharing, merit increases, benefits enrollment, relocation adjustments, etc., and support federal, state and local tax reporting, including preparation of W2 forms;

         k. Help desk support for answering payroll questions from Tenneco employees or operations personnel from 7:00 a.m. CST to 6:00 p.m. CST, Monday through Friday (except for mutually agreed upon corporate holidays), and voice response unit employee assistance to handle employee inquiries through an 800 number;

         l. Security administration for the payroll system, subject to mutually agreed upon standards for system access;

         m. Payroll system enhancement requests submitted by Tenneco that require more than three (3) days of programming effort by Packaging may be charged to Tenneco;

         n. Interface payroll documents will be posted from the Integral payroll system. Package will review the SAP job error log daily and work with Tenneco personnel to resolve discrepancies;

         o. Replace the Integral payroll system with the SAP HR/payroll system within the scope of the defined project;

         p. Provide Tenneco with data necessary to compile the annual proxy statement pursuant to a mutually agreed upon time schedule; and

         q.       Payroll Accounting Related Services.

                  (i) Payroll withholding and tax liability reconciliations. Journal entry reconciliation (reclassification and/or corrections), interface error management and the reconciliation of amounts, other than for benefit related items, that Tenneco employees have deducted from their paychecks to verify that the amounts withheld are paid. The reconciliation process also includes the identification and correction of mapping/classification issues.

                  (ii) Payroll Disbursement Accounts. Reconciling the Tenneco Payroll Disbursement Account at Bank of America (or other Tenneco-designated bank) utilizing the data from the payroll (currently Integral) system, as well as transactions that are filtered through one or more other systems before they reach SAP's general ledger.

2.    Accounts Payable and Related Services.

         a. Document Management/Imaging. Appropriate invoice documents will be scanned by optical reading equipment, tested for readability, committed to invoice processing queues and assigned batch numbers. Hard copies of batched invoices with assigned batch numbers filed on site for approximately 90 days will be moved to off-site storage. Imaged invoices will be linked to SAP documents and will be available for review by all Tenneco plants/facilities with users established on Filenet software;

         b. Invoice Processing of Imaged Documents. Imaged invoices will be manually inputted (commonly referred to as "posted") into the SAP system and matched to the proper purchase order number or cost element/cost center number. If an imaged invoice does not contain required information, the invoice will be:

                  (i) Parked" because of inadequate purchase order or cost element/cost center information and further action is required by Packaging's accounts payable staff or

                  (ii) Entered in the SAP system as "non-compliant." A letter will be sent to the vendor identifying the reason the invoice cannot be processed. Purchase order invoices that do not match (within a tolerance level) the receiving document or the purchase order price will be "blocked" by the SAP system and require corrective action by the Tenneco purchase requisitioner or buyer. Tenneco will provide Packaging with documentation outlining the appropriate buyer assignments by vendor. This documentation will include authorization for Packaging to release payments to the appropriate vendor based on the buyer's approval. At the direction of the Tenneco purchase requisitioner or buyer, Packaging will clear the blocked document by applying the document to a different purchase order or line number on the purchase order or by processing a sub-debit to the same purchase order line;

         c. Check Request Processing. Requests for check payments received via the Lotus Notes database will be processed for payment with the proper authorization and cost element/cost center number. Tenneco will be responsible for identifying in writing each Tenneco employee who may utilize the check request process and the level of approval authority for such Tenneco employee;

         d. Evaluated Receipt Settlement (ERS) Processing. On a mutually agreed upon time schedule, Packaging will execute the SAP job that will match purchase order and goods receipt documents to create ERS invoices for payment. Tenneco will be responsible for providing Packaging with accurate receiving and remit data on the goods documentation and the correct purchase order pricing. After executing the SAP job, Packaging will review the SAP ERS error log daily and work with the appropriate Tenneco personnel to resolve discrepancies;

         e. Recurring Payment Processing. Tenneco will identify in writing goods and services that can be purchased utilizing a recurring payment process. Tenneco will provide Packaging with the start and end dates on payments and the amounts to be paid. Packaging will then create payment documents and schedule settlement dates for each payment. Packaging will review the SAP job error log daily and work with the appropriate Tenneco personnel to resolve discrepancies;

         f. Tenneco Interface Processing. Invoice documents will be posted in the SAP system. Packaging will review the SAP job error log daily and work with Tenneco personnel to resolve discrepancies;

         g. Payment of Posted Documents. Invoices, check requests and other documents will be scheduled for payment based on terms outlined in the purchase order or in the accounts payable vendor master file. Tenneco personnel will be responsible for managing the payment terms placed on the purchase orders and the payment terms provided for in the accounts payable vendor master file.

                  (i) Payments will be scheduled according to payment type: check, special handling check, netting or electronic transmission (same day settlement called "wire" and next day settlement is called "ACH").

                  (ii) Checks will be printed, sealed and distributed to a third party mail sorting facility for grouping and application of bulk mailing rates.

                  (iii) Special handling checks will be distributed pursuant to written instructions from authorized Tenneco personnel. Tenneco will reimburse Packaging directly for the cost of all checks distributed via special carrier services (e.g., UPS, Federal Express and wire transfer).

                  (iv) Netting and wire transfer payment information will be settled through the former Tenneco Management Europe Limited office in London.

                  (v) ACH payment information will be electronically submitted through the SAP system to Harris Bank (or other Tenneco- designated bank) for execution;

         h. Vendor Maintenance. Packaging will maintain the accounts payable vendor master file within the SAP system pursuant to written instructions from authorized Tenneco personnel. Services include establishing new vendors and updating existing vendor records (i.e., remittance address changes and payment methods). In compliance with the Internal Revenue Service, Packaging will require all non-exempt accounts payable vendors to have a Taxpayer Identification Number prior to making payment to the vendor. Tenneco will assist Packaging with securing the required W-9 forms for all exempt vendors including government entities and employees;

         i. 1099 Processing. Packaging will coordinate the annual processing of IRS Form 1099 to identified vendors including consolidation and reporting to the IRS. Tenneco will provide Packaging with all appropriate 1099 data that might be associated with petty cash or related remote payables functions administered in the various field locations;

         j. Matching Gift Processing. Applications for matching gift requests received from Tenneco employees will be checked for eligibility (employee status and institution) and processed in the SAP accounts payable system. Disbursements to charitable institutions are considered special handling because of return remittances required for such institutions.

         k.       Accounts Payable Related Accounting Services.

                  (i) Payable related reconciliations. Journal entry reconciliation (reclassification and/or corrections), interface error management and reconciliation of related accounts (e.g., T&E), as well as providing information required to reconcile or manage goods received, invoices received and intercompany related accounts (T&E reconciliations involve the vendor accounts and corresponding general ledger accounts, as well as reclassifying amounts appropriately between groups where payroll and expenses are cross-charged).

                  (ii) Payable disbursement accounts. Reconciliation of accounts payable for Tenneco bank accounts including identifying and reconciling outstanding transactions on Harris Bank's (or other

                           Tenneco-designated bank's) records, SAP's general ledger and the accounts payable system.

         l.       Travel and Entertainment Administration.

                  (i) Travel and Entertainment Expense Reimbursement. Packaging will post and schedule Tenneco employee travel and entertainment expense reimbursements (T&E) in one of three forms:

                           (a)      Electronic SAP Filing. Semi-monthly
                                    settlement processing for T&E submitted
                                    directly by Tenneco employees into the SAP system.

                           (b) Non-Electronic SAP Filing. Tenneco employees without access to the SAP system will submit T&E on the Visual Basic tool that is currently in use. The expense report then will be up-loaded into the SAP system and made ready for settlement;

                           (c) Manual Filing. Paper expense reports will be processed by Packaging directly into the SAP system and settled;

                  (ii) Employee Record Maintenance. Packaging will maintain Tenneco employee personnel records in the SAP system pursuant to written instructions from authorized Tenneco personnel or initiated by the payroll process.

                  (iii) T&E Verification. Packaging will verify the receipt of all required T&E support documentation and update the SAP system accordingly. Also, Packaging will contact Tenneco personnel who do not comply with established policies. Packaging may suspend T&E filing privileges for any Tenneco employee whose outstanding T&E support documentation is more than 3 months old; and

                  (iv) Post Payment Audit. Packaging will conduct post-payment auditing of expense reports and associated receipt packages pursuant to mutually agreed upon performance documentation standards. Packaging will notify Tenneco employees and the designated Tenneco management representative of violations to the performance documentation standards and follow-up with the Tenneco employees to assure compliance.

         m.       Travel Card Administration.

                  (i) Manage the relationship with the bank including recovering rebates earned and assist with: securing credit for marginal Tenneco employees, managing the delinquent account portfolio, removing the travel card program from divested businesses and establishing organizational hierarchies for management reporting;

                  (ii) Administer credit card program policies and procedures including obtaining the necessary authorization to increase traveler credit limits, notifying appropriate company personnel of violations to company policy, and reviewing credit card applications and credit limits to assure they are appropriate for a Tenneco employee's position and travel needs;

                  (iii) Issue and cancel credit cards related to the termination or reassignment of a Tenneco employee or for the purpose of reporting a lost or stolen travel card;

                  (iv) Assist Tenneco employees with resolution of disputed charges that appear on the credit card statement, but require further investigation by non-bank personnel prior to removal from the statement; and

                  (v) Notify designated Tenneco management monthly, in writing, of all delinquent credit card accounts that have resulted in the suspension of a Tenneco employee's travel card privileges and assist Tenneco, as directed, in the collection of these delinquent account balances.

                  Any periodic volume or delinquency management rebates paid by the travel card supplier and earned by Tenneco will be reported to Tenneco on a timely basis and netted against the billing of services.

         n.       Procurement Card Administration (Procard).

                  (i) Manage the relationship with the bank including the recovery of rebates earned and assist with: removal of the Procard program from divested businesses, establishing organizational hierarchies for management reporting, and coordinating the establishment of standard cardholder profiles controlled by daily and week spending limits and uniform merchandise codes;

                  (ii) Provide training materials, such as cardholder and administrator handbooks and bank issued training tapes to the designated Procard site coordinators (Tenneco will reimburse Packaging for any on-site training that Packaging provides);

                  (iii) Issue and cancel credit cards related to the termination or reassignment of a Tenneco employee or for the purpose of reporting a lost or stolen card;

                  (iv) Assist Tenneco employees with the resolution of disputed charges that appear on their credit card statement and require further non-bank related investigation prior to removal from the credit card statement;

                  (v) Process monthly payments to Citibank (or other Tenneco- designated bank) to include assuring all individual card transactions are properly posted in the SAP general ledger and that the payment is received and posted at the bank prior to the due date;

                  (vi) Assist vendors to become Procard enabled including facilitating the initial interaction with the Procard provider's new account department and, if requested, providing the vendor with assistance to obtain a favorable transaction fee from the Procard provider; and

                  (vii) Distribute Procard usage and management reports generated from the purchase history accumulated by the Procard provider to designated Tenneco personnel.

                  Any periodic volume/usage rebates paid by the Procard provider and earned by Tenneco will be reported and netted against the billing of services; and

         o. Help Desk Support. Packaging will provide accounts payable help desk support to answer questions from Tenneco vendors or operations personnel from 7:00 a.m. CST to 6:00 p.m. CST, Monday through Friday (except for mutually agreed upon corporate holidays). This includes inquiry support for Accounts Payable, T&E and Travel and Procurement Card Programs.

                                  SCHEDULE A-2

                               PHASE-OUT SERVICES

1. Financial Reporting, Accounting and Consolidations. Packaging will provide or cause to be provided (as set forth in the Agreement) the following financial reporting, accounting and consolidations services through August 15, 2000:

         a. Preparation of monthly, quarterly and annual consolidated financial statements including income statements, balance sheets and cash flow statements, as well as consolidated entries to eliminate the impact of intercompany activity in a manner sufficient to meet internal and external reporting requirements including all creditor requirements;

         b. Preparation (in conjunction with Tenneco management) of Management Discussion and Analysis schedules based upon the consolidated financial statements, it being understood that Packaging is not responsible for preparing related text;

         c. Preparation of SEC compliant financial statements on a quarterly and annual basis including balance sheets, statements of income and cash flow, statements of changes in owners' equity (this includes providing the financial data necessary, as needed, for footnotes and management discussion and analysis recognizing fiduciary responsibility rests with Tenneco for regulatory filings);

         d. Administration of currently assigned monthly general closing activities which includes ensuring that journal entries, interfaces and management reviews occur in sequence and in accordance with the mutually agreed upon financial closing schedule (referred to as a "Run Book"), preparation and execution of recurring and nonrecurring financial journal entries, clearing of SAP related interface error sessions (daily, weekly or monthly) and ensuring the integrity of the assigned general accounts and general ledger balances;

         e. Reconciliation of assigned bank accounts. These reconciliations will be sufficient in nature to fully account for and display the components of each account balance, and period over period changes; Tenneco and Packaging management will participate in quarterly financial statement reviews in a time frame sufficient to allow for required regulatory and creditor filings;

         f. Maintenance of the SAP fixed asset system to include creation of project numbers within the SAP general ledger for the accumulation of dollars spent against a project or fixed asset purchase including: creation of a





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




                  SAP fixed asset master record from the data captured by the SAP internal order process (including determining the asset valuation for depreciation purposes and placement into the appropriate asset classification to determine the depreciable life of the asset as provided by Packaging to Tenneco); accounting for the transfer, retirement or sale of assets within the SAP fixed asset system; posting depreciation on a monthly basis; and reconciling SAP fixed asset records to general ledger on a monthly basis. Tenneco is responsible for providing Packaging with the financial data necessary to execute the establishment and/or maintenance of an asset in the SAP fixed asset system; and

         g. Compilation and consolidation of data required to prepare domestic and foreign government reports. Tenneco will assure its operating locations provide the appropriate operating data required to complete these reports and that this information is made available to Packaging in accordance with the mutually agreed upon data submission schedule. Tenneco will reimburse Packaging of any costs incurred due to Tenneco's late submission of data unless the late submission is caused by Packaging.

2. Cash Management Administration. Packaging will provide or cause to be provided (as set forth in the Agreement) the following cash management services through June 30, 2000:

         a. Management of daily cash position and funds movements including:

                  (i) Establishment of Tenneco's daily cash position to determine short-term borrowing or cash investment needs;

                  (ii) Daily reporting and concentration of lockbox receipts;

                  (iii) Daily reporting and funding of payroll and accounts payable disbursement accounts;

                  (iv) Daily funding of other disbursement accounts controlled by third party service providers (e.g., medical benefit payments, local property tax payments, freight payments);

                  (v) Execution of other intercompany/divisional cash transfers between Tenneco and its subsidiaries and/or divisions;

                  (vi) Entering daily bank activity detail into XRT (treasury cash management computerized workstation); and

                  (vii) Daily reconciliation of XRT and bank cash receipts and disbursement reports.



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



         b. Short-term Cash Flow Forecasting including: (a) maintaining a forecast of daily receipts and disbursements for current month using input from Tenneco's finance staff for use in planning short-term borrowing and cash investing activity; and (b) coordinating daily receipts and disbursements forecasts with quarterly cash flow forecasts prepared by Tenneco's finance staff;

         c. Executing short-term borrowing for Tenneco based on daily cash position and short-term cash flow forecasts under guidance from Tenneco's finance staff. Packaging cash management personnel will have authority from Tenneco to borrow under an established bank facility within parameters established by Tenneco's finance staff (frequency, single borrowing limits, absolute bank debt limits, maximum interest rates, etc.);

         d. Executing short-term cash investments for Tenneco based on daily cash position and short-term cash flow forecasts. Packaging cash management personnel will have authority from Tenneco to invest surplus cash balances within parameters established by Tenneco's finance staff (term, investment counter parties, asset type, etc.);

         e. Executing electronic payments to suppliers as directed by Tenneco's accounts payable group;

         f. Receiving, logging and forwarding to Tenneco lockboxes miscellaneous checks received directly by Tenneco (e.g., customer payments not sent to lockboxes, employee checks, etc.);

         g. Assisting Tenneco's accounts receivable staff to promptly identify and return remittances from Tenneco and Packaging customers erroneously mailed to Packaging and Tenneco lockboxes, respectively;

         h. Executing foreign currency invoice payments up to USD 100,000 limit; spot purchasing of foreign currency; mailing checks or executing international wires. Tenneco's finance staff will handle larger FX transactions and any FX hedging activity;

         i. Reviewing and analyzing monthly bank account analysis statements for all operating banks, reviewing and approving bank fee invoices for payment and resolving fee discrepancies with banks;

         j. Implementing and maintaining Tenneco's XRT cash management system, writing XRT scripts (programs) to perform automated cash management functions (e.g., generate bank activity and balance reports, repetitive wire transfers, etc.) and working with XRT vendor programmers to install updates/enhancements to XRT system and resolve any system problems;





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


         k.       Preparing documentation to (a) open and close bank accounts,
                  (b) establish and change authorized signatories and limits,
                  (c) fill out bank system security forms, and (d) establish and revise other bank account operating instructions per direction of Tenneco's finance staff (for control reasons Tenneco's finance staff must sign and mail letters to banks), as well as preparing new repetitive wire transfer authorizations for approval by Tenneco's finance staff;

         l. Generating and filing reports of daily receipts and disbursements activity off the XRT cash management system, and preparing monthly cash flow report showing actual daily receipts and disbursements for Tenneco's finance staff; and

         m. Preparing in collaboration with Tenneco's finance staff a daily, weekly and monthly reconciliation process to ensure the appropriate separation of Tenneco and Packaging cash;

3. Tax Services. Packaging will provide or cause to be provided (as set forth in the Agreement):

         a. the preparation and filing of Federal and State income and franchise tax returns required to be filed through October 30, 2000; and

         b. U.S. tax accounting, IRS audit assistance, preparation of sales and use tax audits through October 30, 2000.



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



                                  SCHEDULE A-3

                                  ITOC SERVICES

                  Packaging shall provide or have provided (as set forth in the Agreement) to Tenneco (and its Affiliates) the following ITOC Services:

1.    Telecommunications and Information Services.

         a. Operations and technology management of the mainframe and SAP UNIX systems at Tenneco's data center as set forth in paragraph 8 of the FAS letter.

         b.       Help Desk Services set forth in paragraph 8 of the FAS
                  Letter.

         c. Network Service and Support for WAN, LAN, voice and messaging set forth in paragraph 8 of the FAS Letter;

         d. Disaster Recovery Services set forth in paragraph 8 of the FAS Letter.

         e. Communications between the Automotive Business located at Tenneco's Lake Forest facility and the ITOC (Information Technology Operations Center) as set forth in paragraph 8 of the FAS Letter.

         f. Overall support of the Filenet imaging system from a hardware/software/vendor management perspective. Tenneco will be responsible for the cost of expanding the current remote imaging user community. Tenneco will also be responsible for providing desktop support for imaging software at Tenneco locations.

         g. Overall support of the Hyperion hardware/software platform including system administration (maintenance, security, etc.).

         h. Support of Lotus Notes Forms Request System (used for SAP accounts payable, vendor maintenance and T&E processing) including security administration and application support.

         i. MCI telecommunications services that are currently provided to the Automotive Business through December 31, 2001.




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



                                  SCHEDULE A-4

                                TENNECO SERVICES

                  Tenneco shall provide or cause to be provided (as set forth in the Agreement) to Packaging (and its Affiliates) the following Tenneco Services:

1.       Treasury and Cash Management Administration

         a. Daily management of Tenneco Packaging (UK) Limited (Tenneco Packaging's international finance company) in respect of arranging intercompany loans, cash management, short term borrowings, hedging of foreign exchange exposures. All transactions will be recorded in Tenneco Europe's treasury system IT/2.

         b.       Daily management of Sterling cashpool held at Barclays Bank.

         c.       Daily management of German cashpool held at Commerzbank.

         d. Processing of intercompany and cross-border third party payments through the Tenneco Netting System.

         e. Assistance with setting up a new Tenneco Packaging international treasury function and training of staff.

         f. Treasury support function to process payment transfers, check deal confirmations and maintain adequate internal controls.

2.       Accounting Services

         a.       Prepare monthly management accounts for Tenneco Packaging
                  (UK) Limited and report into Hyperion.

         b. Assist in transfer of accounting for Tenneco Packaging (UK) Limited to a Tenneco Packaging accounting system.

3.                Insurance Administration

         a. For four (4) months only, provide insurance administration Packaging requires for the operation of its



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